Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 118 to the Registration Statement of Deutsche DWS Institutional Funds (formerly Deutsche Institutional Funds) (Form N-1A, No. 033-34079) of our report dated October 24, 2018 on the financial statements and financial highlights of DWS U.S. Multi-Factor Fund (formerly Deutsche U.S. Multi-Factor Fund) (one of the Funds constituting Deutsche DWS Institutional Funds), included in the Fund’s Annual Report for the fiscal year ended August 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 17, 2018